Exhibit 99.1

LIMITED BRANDS ANNOUNCES 25 PERCENT INCREASE IN ADJUSTED

FOURTH QUARTER EARNINGS PER SHARE

— REPORTED EPS OF $1.36 VERSUS $1.08 LAST YEAR —

— UPDATES FEBRUARY COMP GUIDANCE AND PROVIDES FIRST QUARTER AND

FULL-YEAR 2011 GUIDANCE —

Columbus, Ohio, Feb. 23, 2011 — Limited Brands, Inc. (NYSE: LTD) today reported 2010 fourth quarter and full-year results.

Fourth Quarter Results

Adjusted earnings per share for the fourth quarter ended Jan. 29, 2011, which exclude certain significant items as detailed below, increased 25 percent to $1.26 compared to $1.01 for the quarter ended Jan. 30, 2010. Fourth quarter operating income was $713.5 million compared to $585.5 million last year, and adjusted net income was $419.7 million compared to $332.8 million last year.

Including the significant items below, reported fourth quarter earnings per share were $1.36 compared to $1.08 last year; operating income was $713.5 million compared to $585.5 million last year; and net income was $452.3 million compared to $356.1 million last year.

Significant items are as follows:

In 2010 (totaling to a benefit $0.10 per share):

•	A pre-tax gain of $44.9 million, or $0.09 per share, related to the sale of Express stock; and

•	A pre-tax gain of $7.1 million, or $0.01 per share, related to an Express dividend payment.

In 2009 (totaling to a benefit $0.07 per share):

•	An income tax benefit of $23.3 million, primarily related to the reorganization of certain foreign subsidiaries.

The company reported a comparable store sales increase of 10 percent for the fourth quarter ended Jan. 29, 2011. Net sales were $3.456 billion compared to net sales of $3.063 billion last year.

Full-Year Results

Adjusted earnings per share for the year ended Jan. 29, 2011, which exclude certain significant items, increased 67 percent to $2.06 compared to $1.23 for the year ended Jan. 30, 2010. Operating income was $1.284 billion in 2010 compared to adjusted operating income of $858.3 million in 2009, and adjusted net income was $684.5 million compared to $401.8 million in 2009.

Including significant items, reported 2010 full-year earnings per share were $2.42 compared to $1.37 in 2009; operating income was $1.284 billion compared to $867.7 million in 2009; and net income was $804.8 million compared to $447.9 million in 2009.

At the conclusion of this press release is a reconciliation of reported to adjusted results, including a description of the significant items.

The company reported a comparable store sales increase of 9 percent for the year ended Jan. 29, 2011. Net sales were $9.613 billion compared to net sales of $8.632 billion last year.

2011 Outlook

The company currently expects 2011 full-year earnings per share to be between $2.15 and $2.35 per share, including earnings per share between $0.26 per share and $0.31 per share in the first quarter.

The company expects to report a February comparable store sales increase in the high single digit range, versus its previous estimate of flat to up low single digits.

Earnings Call and Additional Information

Limited Brands will conduct its fourth quarter earnings call at 9 a.m. Eastern on Thursday, Feb. 24. To listen, call 1-866-583-6618 (international dial-in number: 1-937-200-3978). For an audio replay, call 1-866-NEWS-LTD (international replay number: 1-706-902-3452) or log onto www.Limitedbrands.com. Additional fourth quarter and full-year financial information is also available at www.Limitedbrands.com.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria’s Secret, Pink, Bath & Body Works, La Senza, C.O. Bigelow, White Barn Candle Co. and Henri Bendel, is an international company. The company operates 2,645 specialty stores in the United States and its brands are sold in more than 800 company-operated and franchised additional locations worldwide. The company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Limited Brands, Inc. cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or the fourth quarter earnings call involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or the fourth quarter earnings call:

•	general economic conditions, consumer confidence and consumer spending patterns;

•	the global economic crisis and its impact on our suppliers, customers and other counterparties;

•	the impact of the global economic crisis on our liquidity and capital resources;

•	the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms;

•	the seasonality of our business;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to expand into international markets;

•	independent licensees and franchisees;

•	our direct channel business;

•	our failure to protect our reputation and our brand images;

•	our failure to protect our trade names, trademarks and patents;

•

market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•	stock price volatility;

•	our failure to maintain our credit rating;

•	our ability to service our debt;

•	the highly competitive nature of the retail industry generally and the segments in which we operate particularly;

•

consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise, launch new product lines successfully, offer products at the appropriate price points and enhance our brand image;

•	our ability to retain key personnel;

•	our ability to attract, develop and retain qualified employees and manage labor costs;

•	our reliance on foreign sources of production, including risks related to:

•	political instability;

•	duties, taxes and other charges on imports;

•	legal and regulatory matters;

•	volatility in currency and exchange rates;

•	local business practices and political issues;

•	potential delays or disruptions in shipping and related pricing impacts;

•	the disruption of imports by labor disputes; and

•	changing expectations regarding product safety due to new legislation.

•	the possible inability of our manufacturers to deliver products in a timely manner or meet quality standards;

•	fluctuations in energy costs;

•	increases in the costs of mailing, paper and printing;

•	self-insured risks;

•	our ability to implement and sustain information technology systems;

•	our failure to comply with regulatory requirements;

•	tax matters; and

•	legal and compliance matters.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release or the fourth quarter earnings call to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2009 Annual Report on Form 10-K.

For further information, please contact:

Limited Brands:
Investor Relations	Media Relations
Amie Preston	Tammy Roberts Myers
(614) 415-6704	(614) 415-7072
apreston@limitedbrands.com	extcomm@limitedbrands.com

LIMITED BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

THIRTEEN WEEKS ENDED JANUARY 29, 2011 AND JANUARY 30, 2010

(Unaudited)

(In thousands except per share amounts)

	2010			2009
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Net Sales	$3,455,860	$—	$3,455,860	$3,063,352	$—	$3,063,352
Cost of Goods Sold, Buying & Occupancy	(2,011,107)	—	(2,011,107)	(1,814,374)	—	(1,814,374)

Gross Profit	1,444,753	—	1,444,753	1,248,978	—	1,248,978
General, Administrative and Store Operating Expenses	(731,251)	—	(731,251)	(663,433)	—	(663,433)

Operating Income	713,502	—	713,502	585,545	—	585,545
Interest Expense	(48,299)	—	(48,299)	(61,296)	—	(61,296)
Interest Income	553	—	553	355	—	355
Other (Expense) Income	52,277	(52,011)	266	11,808	—	11,808

Income Before Income Taxes	718,033	(52,011)	666,022	536,412	—	536,412
Provision for Income Taxes	265,742	(19,400)	246,342	180,304	23,304	203,608

Net Income	$452,291	$(32,611)	$419,680	$356,108	$(23,304)	$332,804

Net Income Per Diluted Share	$1.36		$1.26	$1.08		$1.01

Weighted Average Shares Outstanding	332,875		332,875	329,819		329,819

LIMITED BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FIFTY-TWO WEEKS ENDED JANUARY 29, 2011 AND JANUARY 30, 2010

(Unaudited)

(In thousands except per share amounts)

	2010			2009
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Net Sales	$9,613,277	$—	$9,613,277	$8,632,489	$—	$8,632,489
Cost of Goods Sold, Buying & Occupancy	(5,982,489)	—	(5,982,489)	(5,604,398)	—	(5,604,398)

Gross Profit	3,630,788	—	3,630,788	3,028,091	—	3,028,091
General, Administrative and Store Operating Expenses	(2,346,754)	—	(2,346,754)	(2,169,805)	—	(2,169,805)
Net Gain on Joint Venture	—	—	—	9,441	(9,441)	—

Operating Income	1,284,034	—	1,284,034	867,727	(9,441)	858,286
Interest Expense	(208,394)	—	(208,394)	(237,142)	—	(237,142)
Interest Income	2,261	—	2,261	2,369	—	2,369
Other (Expense) Income	172,559	(147,394)	25,165	17,246	—	17,246

Income Before Income Taxes	1,250,460	(147,394)	1,103,066	650,200	(9,441)	640,759
Provision for Income Taxes	445,675	(27,089)	418,586	202,320	36,672	238,992

Net Income	$804,785	$(120,305)	$684,480	$447,880	$(46,113)	$401,767

Net Income Per Diluted Share	$2.42		$2.06	$1.37		$1.23

Weighted Average Shares Outstanding	332,874		332,874	326,765		326,765

LIMITED BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS OF INCOME AND

RECONCILIATION OF ADJUSTED RESULTS

(Unaudited)

The “Adjusted Results” provided in the attached Unaudited Consolidated Statements of Income and Reconciliation of Adjusted Results are non-GAAP financial measures and reflect the following:

Fiscal 2010

In the fourth quarter of 2010, adjusted results exclude the following:

•	A $44.9 million pre-tax gain ($28.2M net of tax), included in other income and expense, related to the sale of Express stock.

•	A $7.1 million pre-tax gain ($4.4M net of tax), included in other income and expense, related to a dividend payment from Express.

In the second quarter of 2010, adjusted results exclude the following:

•	A $52.3 million pre-tax gain ($31.8M net of tax), included in other income and expense, related to the initial public offering of Express including the sale of a portion of the company’s shares.

•	A $19.7 million pre-tax gain, included in other income and expense, and a related net tax benefit of $22.4 million associated with the sale of our remaining 25% interest in Limited Stores.

•	A $25.2 million pre-tax loss ($15.8M net of tax), included in other income and expense, associated with the early retirement of portions of our 2012 and 2014 maturity bonds.

In the first quarter of 2010, adjusted results exclude the following:

•	A $48.7 million pre-tax gain ($29.6M net of tax), included in other income and expense, related to a $56.5 million cash distribution from Express.

Fiscal 2009

In the fourth quarter of 2009, adjusted results exclude the following:

•	A $23.3 million income tax benefit, primarily related to the reorganization of certain foreign subsidiaries.

In the third quarter of 2009, adjusted results exclude the following:

•	An $8.8 million income tax benefit, primarily due to the resolution of certain tax matters.

In the second quarter of 2009, adjusted results exclude the following:

•	A $9.4 million pre-tax gain and a related tax benefit of $4.6 million related to the disposal of a non-core joint venture.

The Unaudited Adjusted Consolidated Statements of Income should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles. Further, the Company’s definition of adjusted income information may differ from similarly titled measures used by other companies. While it is not possible to predict future results, management believes the adjusted information is useful for the assessment of the ongoing operations of the Company. The Unaudited Adjusted Consolidated Statements of Income should be read in conjunction with the Company’s historical financial statements and notes thereto contained in the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K.